Exhibit 99.1

JOHN HEFFNER

I am John Heffner, Chief Financial Officer for PriceSmart, and I want to welcome you to this presentation of the results of operations for the second quarter of PriceSmart’s 2004 fiscal year which ended on February 29, 2004. Joining me for this presentation is Robert Price, the Company’s Chairman, President and Interim Chief Executive Officer.

Before we begin, I would like to remind listeners that this presentation contains statements about expected future events and financial results that are forward looking and subject to risks and uncertainties. I would encourage you to review the section “Factors That May Affect Future Performance” in the Company’s 10-Q report filed with the SEC on April 14, 2004, for additional information concerning risk factors that could cause differences from any projected performance stated today.

I will speak specifically to the financial results for the three- and six-month period ending February 29, 2004, and then Robert Price will provide his comments on the business. Following that, we will address specific questions that were sent to us that may not have been addressed in our prepared remarks.

My presentation for the financial results for the second quarter of fiscal year 2004 will primarily use the comparable quarter of fiscal year 2003 as the basis for comparison. This financial data, including consolidated income statement, balance sheet, and cash flow statement can be found in the Company’s 10-Q report filed on April 14th or in the second quarter earnings press release posted on our web site at www.PriceSmart.com.

For the second quarter of fiscal year 2004, PriceSmart recorded a net loss to common stockholders of $4.5 million or ($.61) per diluted share compared to net income of $1.0 million or $.14 per diluted share recorded in the second quarter of fiscal year 2003. For the six-month period, the Company had a net loss to common stockholders of $11.5 million or ($1.59) per diluted share compared to a year earlier net income of $2.0 million or $.29 per diluted share.

Consolidated net warehouse sales from the 25 warehouse clubs in operation in the second quarter of fiscal 2004 decreased 9.0% to $161.5 million from $177.4 million from 27 warehouse clubs last year. Excluding $3.9 million in Philippine wholesale telephone card sales (which began in September 2002 and were discontinued in May 2003); net warehouse sales decreased 6.9% from the comparable period sales of $153.2 million. Management believes net warehouse sales excluding wholesale telephone card sales provides a better measure of ongoing operations and a more meaningful comparison of past and present operating results than total warehouse sales because wholesale telephone card sales were only for a limited time, were discontinued in May 2003 and fell outside of the Company’s core business of operating international membership warehouse clubs.

For the six-month period, net warehouse sales were $305.2 million in fiscal 2004 as compared to $335.4 million in fiscal 2003.

December sales, historically the largest sales month of the year, were below last year by $10.1 million primarily due to limited levels of merchandise in many locations, and two fewer warehouse clubs compared to last year. The Company’s Guam warehouse was closed in December after selling its remaining merchandise at reduced prices.

On a comparable store basis (that is, sales for warehouse clubs that were open at least 12 full months) sales declined 9.4% in December, but only 2.0% in January, and 2.7% in February, excluding Philippine phone card sales.

Year-to-year sales comparisons were negatively impacted by currency devaluations in many of our markets. On a constant dollar basis, comp sales would have been down slightly in December and registered growth of 12% and 10% in January and February, respectively.

Membership income was $2.2 million for the quarter, up from $2.1 million in Q2 last year. As of the end of February, PriceSmart had approximately 475,000 membership accounts, a reduction of 23,463 accounts from February 2003. The year-on-year reduction is largely attributable to two fewer warehouse clubs, and the non-renewal of heavily discounted memberships sold in fiscal 2003 in Panama and the Philippines. These discounted memberships did not generate a significant level of warehouse sales and their non-renewal is not expected to have a proportional impact on warehouse sales. Since the beginning of the fiscal year, the Company has been experiencing positive membership growth in several of its markets, including Costa Rica, Honduras, El Salvador, Nicaragua, Trinidad, Aruba, and Jamaica. The average membership fee has increased over $5 as compared to the same period last year. PriceSmart recognizes membership income ratably over the one-year life of the membership. As a result, changes in membership fees are not immediately seen in the Company’s income.

Export sales represents merchandise exported to the Company’s licensee warehouse operating in Saipan and direct sales to third parties through the Company’s distribution centers, including shipments to PriceSmart Mexico, an unconsolidated affiliate. Export sales declined year-over-year primarily as a result of decreased sales to unrelated third parties and a reduction of export sales to PriceSmart Mexico and Saipan. Export sales gross margin was negative as certain U.S. beef products, intended for shipment to our subsidiaries, were sold below cost directly from the distribution centers due to import restrictions associated with “mad cow” disease in some of the countries in which we operate.

Warehouse gross profit margins in the second quarter of fiscal 2004 were 14.0% of net warehouse sales compared to 14.4% in the second quarter of fiscal 2003. PriceSmart has improved its merchandise mix, with U.S. merchandise accounting for 45% of sales in the quarter, up from 41% last year. The Company, in order to improve its competitive position and to increase value to our members, has reduced target margins with resulting lower prices on its merchandise compared to fiscal 2003. Gross profit margins for Q2 met management’s expectations in nearly all merchandise categories.

Warehouse club operating expenses increased to $20.4 million, 12.6% of net warehouse sales in the quarter from $20.0 million, or 11.3% of net warehouse sales in fiscal 2003. The increase in these expenses is largely attributable to an increase in utilities, repairs and maintenance, increased wage rates in certain club locations, and the increasing costs associated with credit card usage and fees. The Company continues to identify additional areas for potential cost savings including the reduction of credit card processing fees and improved productivity.

General and administrative expenses, the costs associated with PriceSmart’s U.S.-based corporate activities, increased to $5.9 million from $4.8 million a year ago. The current quarter expenses include approximately $450,000 in costs for outside professional services attributable to legal proceedings arising from the Company’s restatement of financial results for fiscal year 2002 and the first three quarters of fiscal 2003. The Company expects to incur additional costs for these services in the upcoming fiscal quarters. In addition, the Company recognized one-time expenses of approximately $330,000 in the quarter associated with severance costs including those resulting from the consolidation of substantially all of the Company’s U.S. buying operation into San Diego from Miami. We expect a less than one-year payback in operating cost savings. Stock compensation expense in the quarter was $126,000 and increased insurance costs related to workers compensation and director and officer insurance liability were $184,000.

Closure costs in the second quarter of fiscal year 2004 total $1.5 million. Costs associated with the closure of the Guam warehouse on December 24, 2003 were $1.2 million, and includes severance costs and an estimate of the fair value of the continuing obligation for the lease of the related facility.

Pre-opening expenses in the quarter were associated with the Company’s planned opening in early June of the Aseana warehouse club in metro Manila, Philippines.

PriceSmart’s share of the operating results of the unconsolidated Mexico joint venture was a loss of $377,000 compared to a $648,000 loss in the prior year.

The Company accrued $840,000 in dividend expense for the Series A and Series B preferred stock which accrue at 8% per annum. There are no current plans to pay these dividends in cash. Last year, the Company had dividend expense of $400,000 associated only with the Series A Preferred stock. As of February 29th, the Company had accrued dividends of $2.2 million classified as “other accrued expenses” on the balance sheet, along with the current portion of closure costs, accrued interest and VAT payable.

Turning briefly to the balance sheet and cash flow, the Company ended the quarter with a consolidated balance of $20.0 million in cash and cash equivalents, an increase of $2.3 million from the end of fiscal year 2003 (that is August 31, 2003) and an increase of $1.1 million from the end of Q1. During the quarter, the Company had positive cash flow from operating activities of $10.4 million largely as a result of improved inventory turns. For the six months, net cash flows from operating activities were $8.8 million compared to $10.1 million for the same six-month period in fiscal 2003.

Net cash was used in financing activities of $0.9 million in the first six months of fiscal 2004 compared to the first six months of fiscal 2003 when financing activities provided an additional $5.3 million to the Company. The change of approximately $6.2 million resulted primarily from the Company’s net repayment of $9.7 million of bank borrowings during the first six months of 2004 compared to $9.7 million of net borrowings from banks in the first six months of fiscal 2003, a reduction of $3.8 million in restricted cash in 2004 compared to restricted cash use of $9.1 million in 2003, a net $2.4 million more in proceeds from the issuance of common stock in 2004 compared to 2003, $2.6 million in contributions from minority shareholders in 2003 as well as the payment of $800,000 in preferred dividends in the first six-month period of 2003.

As of February 29, 2004, the Company through its majority or wholly-owned subsidiaries, had $21.8 million outstanding in short-term borrowings through 12 separate facilities. Each of the facilities expires during the year and typically is renewed. As of February 29th, the Company had $12.9 million available on these facilities.

The Company believes that it has sufficient financial resources to meet its working capital and capital expenditure requirements by borrowing under its current and future credit facilities, together with its own sources of liquidity including the agreement with the Sol and Helen Price Trust described in the Company’s 10-Q filing. As indicated in the earnings press release, the Company continues to examine various alternatives to improve its capital structure and liquidity.

Now, I will turn the presentation over to Robert Price

ROBERT PRICE

Thank you very much, John, and hello everyone. It’s a pleasure to able to talk with you today.

It has been approximately one year since I was appointed interim CEO of PriceSmart, and it’s been a real fun year. We’ve had many challenges in the Company, as you can imagine; and I think we’ve made some real improvements. The following remarks will provide a perspective on the last 12 months as well as the most recent quarter.

One of the most important accomplishments during the past year has been improvements in personnel practices. Our employees are well compensated, the atmosphere at the PriceSmart locations and the central offices is positive and enthusiastic and important progress has been made in employee productivities.

Our buildings and equipment are being maintained to higher standards which has cost some extra funding in the short term but over the time we believe that this investment will pay back many times over.

Concerning merchandise, pricing is more competitive, quality has been improved and old and otherwise poor merchandise has been largely disposed of, though there remains some pockets of slow-selling products. We have also stabilized gross margins and now are generally attaining the targeted gross margin goals. The bulk merchandise segment of our business continues to grow with the introduction of new products and the expansion of the program to nearly all PriceSmart locations.

In the most recent quarter we finalized staffing of our financial department which has resulted in an excellent team of people. Also, during the second quarter we made the decision to consolidate most of the U.S. buying in San Diego. This consolidation has now taken place with positive results both in expense savings and a more effective buying organization.

During the second quarter we signed a lease for a new corporate headquarters office. We have now moved into these offices and expect to realize expense savings and improved morale.

One of our major areas of focus during this past quarter has been distribution and logistics. We made the decision to discontinue using a Sacramento distribution center for shipments to the Philippines in order to lower expenses and speed delivery of products. We plan to discontinue the use of our Hong Kong distribution center and open a new distribution point in Panama. The Panama DC will lower distribution expenses significantly for products being purchased in Asia. Further efforts to streamline the distribution function are being reviewed.

Sales trends compared to a year ago have been improving but there is still much to do to achieve the levels that we believe are possible. In particular, our company is still not fully functioning in the traditional warehouse club style. The product selection and marketing for small businesses needs lots of work. In addition, there have been improvements in non-foods purchasing, but there is much more that needs to be done to create merchandise excitement day-to-day in our locations.

Membership accounts are steady at approximately 475,000 while the average membership fee has increased about $5.00 as reported a few moments ago by John. We have had fee attrition in certain markets where currency depreciation occurs, such as the Dominican Republic and Costa Rica.

Expenses remain a challenge and an opportunity. At the locations we have identified two major expense savings opportunities: credit card fees and payroll productivity. At the central offices we believe that the buying consolidation will result in savings while more effective use of technology may offer other ways to reduce expenses.

Regarding Mexico, sales have been improving; however, the bottom line still shows losses. Our partners, the Gigante grocery chain, and we believe that a location in Mexico City is the next step in validating the viability of the PriceSmart concept in Mexico. Although no specific date has been decided upon, we hope to open a Mexico City site before the end of the calendar year. Competition remains fierce in Mexico but we remain positive in thinking that there is a niche for PriceSmart in the Mexico market.

We have identified a number of challenges which represent the highest priority in terms of focus for PriceSmart’s management team. First, the company’s capital structure needs to be strengthened. During this past year we have struggled to maintain proper cash levels, spending much time chasing funds, time which could have been better used attending to the nuts and bolts of the business. We believe that our real estate may be the most effective source to satisfy PriceSmart’s cash needs. Alternatives being explored include real estate sales or refinancing. Although we cannot provide specific numbers for how much we are seeking to raise, in general our goal is to secure sufficient funds to permit PriceSmart to operate effectively and to relieve the financial pressure related to interest payment and debt amortization.

The second challenge is to finalize the hiring of a new president. The CEO and Chairman responsibilities will remain with me but the day-to-day responsibilities for operating the company will be in the hands of the president. We believe that we are close to filling the president’s position.

Third, as mentioned earlier, there is much work needed to increase sales. This will be the number one goal for the new president. Although there are some markets that are doing reasonably well such as Trinidad and Costa Rica, our business as a whole can be improved by better buying, improved distribution and better merchandising. These are company-wide issues and all markets are affected by how well we handle these issues.

Fourth, the Philippines and the Virgin Islands are losing money and are negative cash flow markets because of the operating losses and heavy debt obligations. We are making efforts to find the right answers for both of these markets. In addition, we are now planning to open a fourth location in the Manila market which we call the Aseana location during the first week of June of this year.

Finally, we are attempting to either lease or dispose of excess real estate, locations we closed during the past year.

In closing, I want to thank you for taking the time to listen to the presentation. A number of you have submitted questions and I have attempted to integrate the answers into the remarks that you have just listened to. However, a few questions didn’t fit neatly into the prepared remarks so I will attempt to answer those questions now.

The first question is: “What is the weighting of food items and perishables in your stores and will it change? It seems like your stores have only a small exposure to food items. Wouldn’t it make more sense to increase this weighting to attract more traffic?”

In fact, approximately 75% of our sales are derived from consumables, which includes food and food-related products. As I had mentioned a few minutes ago, our biggest shortfall is not consumer purchases but the business purchases and I think in that regard we should be looking to increase absolutely sales in consumable products but primarily we can do that with our business clientele because we think there’s a great opportunity there.

Also we have identified the bakery component of our business as being particularly weak. We recently hired a gentleman who has expertise in that field and we expect that he can help us improve the performance in the bakery department. We are being affected significantly by our inability to export U.S. beef to our locations due to the “mad cow” disease problem. I think once that gets corrected, that that will help us.

Another question: “The 10Q referred to a $10 million sales shortfall in December 03 ‘primarily due to limited levels of merchandise in stock in many locations.’ Was this unforeseen strength in demand or was there a logistic or execution problem?”

I think probably there are a number of reasons that we didn’t do as well as we had planned. One is that the plan itself, given the recent trends in the fall of ‘03, was probably too aggressive. The cash pressures that we were under constrained us in keeping levels of stock as high as we wanted. In addition to which in that time period at least there were some vendors who held off some shipments which we are not experiencing that problem now but we did at that time. And then I think, within the regional markets, there was poor planning on some of the seasonal consumables. I identified liquor as a particular problem where we didn’t have adequate stock levels and didn’t really set our floors properly to take advantage of what is normally a very large sales opportunity with liquor. I just think it was probably more than anything a failure of execution and I just think we have to do better.

The final question that I’d like to address is: “Please comment on current competition in your market place.”

Well, as you already know, Mexico is really very highly competitive market with Costco, Sam’s and Carrefour and a variety of competitors … it’s a very, very tough market.

The Philippines is also a tough market in a different way because there are two very aggressive local chains that sell both food and non-food and operate on very, very tough margins as far as the products that is acquired within the market. Our advantage in the Philippines will be primarily the import products where they cannot necessarily take advantage of the same sourcing opportunities that we can.

In Central America, we face two kinds of competition. One is what would be I guess described as hypermarkets. The two dominant chains in Central America which are primary grocery related chains also operate hypermarkets which sell both food and non-food. They are significant competition. In addition, in Guatemala and Panama, two of the grocery chains have opened club-type operations that compete directly with us. And although they are not doing a large amount of business, they do represent another element in the market place that we have to contend with.

So I think those pretty well cover the questions that you’ve asked as far as the ones I can answer, and now I’d like to turn things back to John and he can finish up with some of the questions that he will respond to.

JOHN HEFFNER

Thank you, Robert.

There were a few that I will address that I didn’t address in my remarks.

First one relates to the Asia segment and sales in that area. As you noted in the 10-Q, there was revenue decline from $59 million a year ago to $36 million this year, a reduction of about $23 million. Clearly, the contributor there is we have two less warehouse clubs in operation. We closed our Guam operation as I indicated and we had four locations in the Philippines operating last year and only three this year. On a comp sales basis there was a reduction of about 7-8% on a same store basis in that region as well.

Second area I’d like to address is a comment about same store sales in the Philippines and the Dominican Republic. For the quarter, we’ve seen reduction of about 4% for the Philippines … the 7-8% I referred to was for the six-month period for the Philippines. Dominican Republic … we’ve seen a reduction of about 17% and, as Robert has mentioned, that was an area we’ve seen some very significant currency devaluation on a year-on-year basis which would impact the comp sales as measured in U.S. dollars

Finally, there was a question on the status of waivers for loan covenants that we were not in compliance with as of the end of Q2.

We have received waivers or agreements to amend the covenants where we are not in compliance in all but two of our loans as of April 20th. The two remaining waivers are expected to be received, but have not been received as of yet. I would also add that in some cases where we have reached agreements to amend the covenants, we have not yet formally finalized these amendments in a written, legal document.

I think that wraps up the questions that we have, and I would like to at this point conclude the conference. Thank you for your participation.